Exhibit 4.1
Execution Version
NUPATHE INC.
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
          THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of July 8, 2008, by and among NuPathe Inc., a Delaware corporation (the “Company”), those persons identified on Exhibit A hereto (the “Existing Holders”), and the investors identified on Exhibit B hereto (the “Investors,” and together with the Existing Holders and such other parties who may become parties hereto pursuant to the terms hereof, the “Parties” and individually, each a “Party”).
BACKGROUND
          WHEREAS, the Company and the Existing Holders are parties to that certain Investor Rights Agreement, dated as of August 31, 2006, (the “Prior Agreement”);
          WHEREAS, each of the Existing Holders owns the number of shares of Series A Preferred Stock listed beside the name of such Existing Holder on Exhibit A hereto;
          WHEREAS, the Investors are purchasing or acquiring from the Company up to 40,322,580 shares of the Company’s Series B Preferred Stock pursuant to the terms of that certain Series B Preferred Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company and the Investors; and
          WHEREAS, as a condition to entering into the Purchase Agreement, the Investors and Existing Holders have requested that the Company extend to each of the Parties registration rights, information rights and certain other rights as set forth below.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Existing Holders hereby agree that the Prior Agreement is amended, restated and superseded in its entirety by this Agreement, and the parties hereto, intending to be legally bound, agree as follows:
1. General.
     1.1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:
          “Adversely Affected Holder” has the meaning set forth in Section 5.3 hereof.
          “Affiliate” means any person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
          “Agreement” has the meaning set forth in the Preamble.
          “BioAdvance” has the meaning set forth in Section 3.2 hereof.
          “Board” means the Board of Directors of the Company.

          “Budget” has the meaning set forth in Section 3.1(b)(iv) hereof.
          “Certificate” means the Third Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on July 7, 2008, as the same may be amended and restated from time to time.
          “CEO” means the Company’s Chief Executive Officer.
          “Common Stock” means the shares of the Company’s Common Stock, $0.001 par value per share.
          “Company” has the meaning set forth in the Preamble.
          “Compensation Committee” has the meaning set forth in Section 3.6(b) hereof.
          “Confidential Information” has the meaning set forth in Section 3.3 hereof.
          “Demand Request” has the meaning set forth in Section 2.2(a) hereof.
          “Disclosing Party” has the meaning set forth in Section 3.3 hereof.
          “Electing Investor” has the meaning set forth in Section 4.3 hereof.
          “Equity Securities” means (i) any Common Stock, Preferred Stock or other class of capital stock of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other class of capital stock of the Company, (iii) any security carrying any warrant or right to subscribe for or purchase shares of any class of capital stock of the Company, and (iv) any warrant, right, option or other derivative security which provides the right to subscribe for or purchase (i), (ii), or (iii) above.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder, all as the same is in effect from time to time.
          “Existing Holders” has the meaning set forth in the Preamble.
          “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
          “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.
          “Indemnitees” has the meaning set forth in Section 3.13(a) hereof.
          “Initial Tranche Closing” shall have the meaning ascribed to such term in the Purchase Agreement.
          “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

          “Initial Notice” has the meaning set forth in Section 4.2 hereof
          “Initiating Holders” has the meaning set forth in Section 2.2(a) hereof.
          “Investors” has the meaning set forth in the Preamble.
          “Issue” or “Issuance” in any of its forms, means to sell, grant or otherwise issue in any manner or any agreement or commitment to do any of the foregoing.
          “Liquidation Event” shall have the meaning ascribed to such term in the Certificate.
          “Majority Holders” has the meaning set forth in Section 3.1(b)(ii) hereof.
          “Non-electing Investor” has the meaning set forth in Section 4.3 hereof.
          “Party” and “Parties” have the meanings set forth in the Preamble.
          “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization or governmental entity.
          “Preemptive Investor” and “Preemptive Investors” have the meanings set forth in Section 4.1 hereof.
          “Preemptive Over-Allotment” has the meaning set forth in Section 4.3 hereof.
          “Preemptive Pro Rata Share” has the meaning set forth in Section 4.3 hereof.
          “Preferred Shares” means shares of Series A Preferred Stock and Series B Preferred Stock issued to and held by the Investors and Existing Holders, as the case may be, and their permitted assigns.
          “Preferred Stock” means, collectively, the Series A Preferred Stock and Series B Preferred Stock.
          “Prior Agreement” has the meaning set forth in the Background section of this Agreement.
          “Purchase Agreement” has the meaning set forth in the Background section of this Agreement.
          “Qualified Investor” means a Holder that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.
          “Qualified Public Offering” means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement (other than on Form S-4 or S-8 or any successor forms thereto) filed pursuant to the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which the Company, together with any other participants in the offering, actually receives gross proceeds equal to or greater than $40,000,000 (calculated before deducting underwriters’ discounts and commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters’ discounts and commissions) is not less than three (3) times the original purchase price per share of the Series B

Preferred Stock of $0.93 per share (as appropriately adjusted to reflect the occurrence of any Extraordinary Common Stock Event (as defined in the Certificate)).
          “Register,” “registered,” and “registration” each means a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
          “Registrable Securities” means (a) Common Stock issued or issuable upon conversion of the Preferred Shares, and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement declared effective pursuant to the Securities Act or under Rule 144 promulgated under the Securities Act (“Rule 144”) or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.
          “Registration Expenses” means all expenses (other than Selling Expenses, as defined herein) incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
          “Requested Shares” has the meaning set forth in Section 2.2(a) hereof.
          “Rule 145” has the meaning set forth in Section 2.3 hereof.
          “SEC” or “Commission” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder, all as the same is in effect from time to time.
          “Securities Act Legend” has the meaning set forth in Section 2.1(b) hereof.
          “Selling Expenses” means all underwriting discounts, selling commissions and similar discounts relating to underwriters or commissions related to sales, in each case, applicable to the sale of Registrable Securities.
          “Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share held by the Existing Holders and their permitted assigns.
          “Series A Recipients” has the meaning set forth in Section 3.1(b) hereof.
          “Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.001 per share held by the Investors and their permitted assigns.
          “Series B Recipients” has the meaning set forth in Section 3.1(b) hereof.
          “Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the Company and the other parties named therein.

          “Subsidiaries” means with respect to any Person (including the Company), any corporation, partnership, limited liability company, association or other business entity of which is controlled by (as defined in Rule 405 of the General Rules and Regulations under the Securities Act) such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
2. Registration; Restrictions on Transfer.
     2.1. Restrictions on Transfer.
          (a) Each Holder agrees not to make any disposition of all or any portion of such Holder’s Preferred Shares or Registrable Securities unless and until:
               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
               (ii) (A) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (B) if reasonably requested by the Company, and at the Company’s expense, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act, (C) such disposition complies with the terms of the Stockholders Agreement, and (D) in the event of a transfer in advance of the Company’s Qualified Public Offering, the transferee has agreed in writing to be bound by the terms of this Agreement.
               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to an individual Holder’s family member or trust for the benefit of an individual Holder or such Holder’s family member; provided, that in each case such disposition complies with the terms of the Stockholders Agreement and the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.
          (b) Each certificate representing Preferred Shares or Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend (the “Securities Act Legend”) substantially similar to the following (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THE COMPANY’S AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT DATED AS OF JULY 8, 2008 BY AND AMONG THE COMPANY AND THE PARTIES NAMED THEREIN, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF THE AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT IS

ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY AND MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
          (c) The Company shall be obligated to reissue promptly certificates not bearing the Securities Act Legend at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend. The Company shall not require an opinion of counsel and shall promptly reissue unlegended certificates in connection with the disposition of securities for distributions by partnerships and limited liability companies in accordance with the partnership or limited liability company operating agreements relative thereto and exactly in accordance with each partner’s percentage interest in such entity, provided, however, that legends shall remain on the certificates representing distributed shares unless they are eligible for sale under Rule 144.
          (d) Notwithstanding any other provision of this Agreement, no transfer or disposition may be made pursuant to this Agreement unless such transfer or disposition complies with applicable federal and state securities laws, including, without limitation, the Securities Act.
          (e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.
     2.2. Demand Registration.
          (a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request (the “Demand Request”) from the Holders owning at least 66 ⅔% of the then outstanding Preferred Stock (the “Initiating Holders”) that the Company file a registration statement under the Securities Act for the sale of the Registrable Securities (the “Requested Shares”), then the Company shall, within fifteen (15) days after the receipt thereof, give written notice of such request to all holders of Preferred Shares, and subject to the limitations of this Section 2.2, use reasonable best efforts to effect the registration under the Securities Act of all of the Requested Shares owned by the Initiating Holders and all Registrable Securities owned by any other Holder owning Preferred Shares which notifies the Company in writing, within thirty (30) days after receipt of the Company’s notice contemplated by this paragraph, that it intends to participate in the demand registration contemplated herein (such notification to include the number of Registrable Securities sought to be included and the intended method or methods of distribution for such Registrable Securities), subject to and in accordance with the terms, conditions, procedures and limitations contained in this Agreement.
          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their Demand Request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority in interest of the Initiating Holders. All such selections shall be subject to the reasonable approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed. Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting and registration shall be allocated among the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). The number of shares of Registrable Securities to be included in any underwriting and registration covered by this Section 2.2 shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from any underwriting pursuant to this Section 2.2(b) shall be withdrawn from the registration.
          (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the CEO of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed because such action (i) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (ii) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred and twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12)-month period.
          (d) The Company shall not be required to effect a registration pursuant to this Section 2.2:
               (i) at any time prior to the earlier of (A) one hundred eighty (180) days after the Company’s Initial Offering or (B) July 8, 2012;
               (ii) during the period starting with the date thirty (30) days prior to the filing of, and ending on a date one hundred twenty (120) days after the effective date of a registration subject to Section 2.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration to become effective;
               (iii) after the Company has effected two (2) registrations initiated by the Holders pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or
               (iv) unless the Registrable Securities proposed to be included in the registration have an aggregate offering price of at least Five Million Dollars ($5,000,000).
     2.3. Piggyback Registrations.
          (a) If, at any time or from time to time, the Company proposes to file a registration statement under the Securities Act for its own account or for the account of any of its stockholders, including, but not limited to, a registration statement relating to a secondary offering of securities of the Company, but excluding (i) a registration statement on Form S-4 relating solely to a transaction under Rule 145 of the Securities Act (“Rule 145”), (ii) a registration statement on Form S-1 or S-8 relating to employee stock option or purchase plans, or (iii) a registration statement on any successor to such Forms S-1, S-4 and S-8, then the Company shall notify all Holders in writing at least thirty (30) days prior to the filing of any such registration and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the number of Registrable Securities which such Holder requests to be included in such registration and the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
          (b) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and reasonably approved by a majority in interest of the Holders participating in such registration pursuant to this Section 2.3. No Holder shall be required in any such underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations, warranties or agreements regarding such holders’ title to Registrable Securities and any written information provided by the Holder to the Company expressly for inclusion in the related registration statement. Notwithstanding any other provision of this Agreement, if a managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be excluded from the underwriting shall be first allocated fully among persons not contractually entitled to registration rights under this Agreement on a pro rata basis, and second, among the Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below twenty five (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholder, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any stockholder (other than a Holder) be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered no later than ten (10) business days prior to the effective date of the registration statement, after which the Holders’ commitment shall become irrevocable. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single Holder, and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Holder, as defined in this sentence.
          (c) Right to Terminate Registration. Notwithstanding the foregoing, the Company shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

     2.4. Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and
          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
               (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders;
               (ii) if the Holders propose to sell Registrable Securities at an aggregate price to the public of less than Two Million Dollars ($2,000,000);
               (iii) if within thirty (30) days after receipt of a written request from the Holders pursuant to Section 2.4, the Company gives notice to the Holders of the Company’s intention to make a public offering within ninety (90) days; provided, that, at such time as the offering is abandoned or becomes unlikely to be completed within such ninety (90) day period, the Company shall proceed with the registration in accordance with this Section 2.4;
               (iv) if the Company shall furnish to the Holders a certificate signed by the CEO stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed because such action (i) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (ii) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12)-month period; or
               (v) if the Company has, within the twelve (12)-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.4.
Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.
     2.5. Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling

Expenses incurred in connection with any registrations pursuant to this Agreement, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.
     2.6. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and keep such registration statement effective for up to ninety (90) days (or two hundred seventy (270) days if the registration statement is on Form S-3) or, if earlier, until the Holder or Holders have completed the distribution related thereto;
          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;
          (c) Prior to the filing with the SEC, furnish to the Holders drafts of such registration statements, amendments and supplements thereto prior to filing such with the SEC giving the holders an opportunity to comment on the parts of such documents relating to them and their holdings;
          (d) Furnish to the Holders copies of all correspondence with the SEC related to the filing of any registration statement, including all comment letters received from the SEC and Company responses thereto;
          (e) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
          (f) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any such states or jurisdictions;
          (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
          (h) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and
          (i) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.
     2.7. Termination of Registration Rights. This Agreement and the rights and obligations set forth herein shall terminate upon the earlier to occur of (a) the written agreement of the Company and the Holders holding a majority of the Registrable Securities then outstanding; (b) three (3) years following the closing of a Qualified Public Offering; (c) such date that all shares of Registrable Securities may immediately be sold pursuant to Rule 144 without regard to volume limitations; or (d) a Liquidation Event.
     2.8. Delay of Registration; Furnishing Information.
          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
          (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.
     2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, directors, officers of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal, state or other law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state or other securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state or other securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, including amounts paid in settlement thereof. The indemnification agreement contained in this Section 2.9(a) shall not apply to (i) any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed (ii) to the extent that any such Violation arises out of or is based upon written information furnished expressly for use in connection with such registration by such indemnified party.
          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, its employees and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder, may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any reasonable legal or other expenses incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is finally adjudicated by a court of competent jurisdiction that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof; provided, however, that the failure to give prompt notice shall not: (i) limit the indemnification obligations of the indemnifying party hereunder except to the extent that the delay in giving, or failure to give, prompt notice prejudices the ability of the indemnifying party to defend against such action, or (ii) relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.9. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party, in the opinion of counsel to the indemnified party, would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.
          (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable consideration referred to in this paragraph.
          (e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
     2.10. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a holder of Preferred Stock to a permitted transferee or permitted assignee of Registrable Securities which (a) is a principal, officer, retired principal, or retired officer of such holder, or (b) any transferee (other than a competitor of the Company), so long as such transferee shall agree in writing to be subject to all restrictions, terms and conditions set forth in this Agreement and the Stockholders Agreement; provided, however, that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transfer complies with the terms of this Agreement, the Certificate, the Stockholders Agreement and any other applicable federal or state securities laws.
     2.11. Amendment of Registration Rights. Subject to Section 5.3 of this Agreement, any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least 66 ⅔% of the then outstanding Registrable Securities held by all Holders. Any provision of this Section 2 and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) by any party so waiving in writing. Any amendment effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company and any waiver effected pursuant to the immediately preceding sentence shall be binding upon such Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.
     2.12. Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least 66 ⅔% of the then outstanding Preferred Stock (on an as-converted basis and including any shares of Common Stock into which the Preferred Stock are converted), enter into any agreement with any holder or prospective holder of any securities of the Company, other than the holders of the Preferred Stock, that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.
     2.13. “Market Stand-Off” Agreement; Agreement to Furnish Information.
          (a) In connection with the Company’s Initial Offering, if requested by the Company or the managing underwriter, each Holder and each holder of greater than 1% of the outstanding Common Stock agrees not to sell, transfer, agree or contract to sell, make any short sale of, loan, grant any option or warrant for the purchase of, enter into any swap, hedging or other similar transaction with the same economic effect as a sale or otherwise dispose of any Registrable Securities (other than those included in the public offering or acquired in the public offering or aftermarket, if any) without the prior written consent of the Company or the underwriters for such period of time (not to exceed one hundred eighty (180) days) as may be requested by the Company or the managing underwriter. The foregoing provisions of this Section 2.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to shares acquired by a Holder in open market transactions after completion of the Initial Offering and shall be applicable to Holders only if all directors and executive officers of the Company enter into similar agreements, and if any of the provisions of such agreements are waived or terminated with respect to any of such persons or if any such person is released from such agreement, the foregoing provisions shall be waived or terminated with respect to each Holder to the same extent on a pro rata basis
          (b) Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.
     2.14. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees that it will use its reasonable best efforts to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act at all times after the Company is subject to the reporting requirements of the Exchange Act;
          (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act when and if the Company becomes subject to the reporting requirements thereunder; and
          (c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); a copy of the most recent annual or quarterly report so filed of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
3. Covenants of the Company.
     3.1. Basic Financial Information and Reporting.
          (a) The Company and its Subsidiaries (if any) shall maintain books and records of account that are accurate in all material respects in which complete entries shall be made pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and shall set aside on their books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          (b) For so long as no less than 5% of the Series A Preferred Stock is issued and outstanding, the Company will furnish to each holder of Series A Preferred Stock (“Series A Recipients”) the following information, and for so long as no less than 5% of the Series B Preferred Stock is issued and outstanding, the Company will furnish to each holder of Series B Preferred Stock (“Series B Recipients”) the following information:
               (i) As soon as practicable after the end of each fiscal year of the Company, and in any event within seventy five (75) days thereafter, the Company shall furnish to the Series A Recipients and Series B Recipients, as applicable, an un-audited consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal year, and an un-audited consolidated statement of operations and a consolidated statement of cash flows of the Company and its Subsidiaries, for such year, all in reasonable detail.
               (ii) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, the Company shall furnish to the Series A Recipients and Series B Recipients, as applicable, a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal year, and a consolidated statement of operations and a consolidated statement of cash flows of the Company and its Subsidiaries, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by a firm of independent public accountants of national standing or such other independent public accounting firm selected by the Board and approved by the holders of at least 66 ⅔% of the then outstanding Preferred Stock (on an as-converted basis and including any shares of Common Stock into which the Preferred Stock are converted) (the “Majority Holders”).
               (iii) As soon as practicable after the end of each month and after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and its Subsidiaries, and in any event within thirty (30) days thereafter, an un-audited consolidated balance sheet, consolidated statement of income and a consolidated statement of cash flows for such monthly or quarterly period, as applicable, and for the current fiscal year to date, including a comparison of the current fiscal year to date to the Company’s annual budget with any variances between such figures so listed, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
               (iv) At least thirty (30) days prior to the beginning of each fiscal year, an annual budget, including projected income, cash flow and balance sheet statements on at least a quarterly basis for the ensuing fiscal year, and operating plans, including a brief qualitative description of the Company’s plan by the CEO in support of the annual budget of the Company and its Subsidiaries for such fiscal year (and as soon as reasonably practicable, any subsequent revisions thereto) (the “Budget”). The Budget shall be approved by the Board no later than ten (10) days prior to the beginning of the next fiscal year.
               (v) Within five (5) business days after an executive officer of the Company or its Subsidiaries, as the case may be, has knowledge of: (i) the occurrence of a default hereunder, or under any material agreement of the Company or its Subsidiaries, including without limitation any loan or financing agreement, (ii) the commencement of any legal proceeding against the Company, or (iii) any effect, condition, event, or circumstance that has resulted in a material and adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or liabilities of the Company or its Subsidiaries, a statement from the CEO describing such occurrence and management’s anticipated response.

               (vi) Other financial and other information of the Company and its Subsidiaries as a Series A Recipient or Series B Recipient, as applicable, may reasonably request from time to time.
               (vii) Within five (5) business days after the date of filing or delivery, copies of all materials of whatsoever nature filed or delivered by the Company or its Subsidiaries thereof (i) with the Commission and (ii) with any national or foreign securities exchange or quotation bureau.
          (c) In the event the Company or its Subsidiaries fails to timely provide each Series A Recipient and Series B Recipient, as applicable, with the information and reports required by this Section 3.1, the Majority Holders may, thirty (30) days after providing written notice of such failure to the Company and its Subsidiaries, during which period the Company shall have the opportunity to cure such deficiency, request that the accounting firm of its choice audit the Company and its Subsidiaries, at the Company’s expense, in order to produce such reports in a manner satisfactory to the holders of Preferred Stock, in their reasonable discretion. The Company and its Subsidiaries shall cooperate in any such audit.
     3.2. Inspection Rights. Any stockholder that holds at least One Million (1,000,000) shares of Preferred Stock of the Company, and Biotechnology Greenhouse Corporation of Southeastern Pennsylvania d/b/a BioAdvance (“BioAdvance”) so long as BioAdvance is a stockholder of the Company, shall have the right, during normal business hours and upon reasonable prior notice, to visit and inspect any of the properties of the Company or any of its Subsidiaries (including books of account, reports and other papers), to make extracts therefrom, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with their officers, employees and accountants (and by this provision the Company and its Subsidiaries authorizes their accountants to discuss such finances and affairs with such stockholder representatives), and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company and its Subsidiaries shall not be obligated under this Section 3.2 with respect to a competitor of the Company or its Subsidiaries or with respect to information which the Board determines in good faith is confidential and should not, therefore, be disclosed.
     3.3. Confidentiality of Records. Except as contemplated by this Agreement or as otherwise required by law (including applicable securities laws) or regulatory authority, or by any listing or trading agreement to which a party is subject, each Party agrees that it will use its reasonable best efforts to keep confidential and not disclose, divulge or use for any purpose other than to monitor its investment in the Company any confidential or proprietary information (“Confidential Information”) which such Party obtains from the Company; provided, however, that the Parties may disclose Confidential Information to their respective general partners, limited partners, members or legal or financial advisors in accordance with normal reporting practices. “Confidential Information” shall not include the following: (a) information that is now in, or hereafter enters, the public domain through no fault of the Party; (b) information that previously was known by the Party independently of the Company; (c) information that is independently developed by the Party; (d) information that is disclosed with the written approval of the Company; or (e) information that is received from a third party without a duty of confidentiality. Notwithstanding the foregoing, in the event that any party (the “Disclosing Party”) is required by applicable law (including, without limitation, the Freedom of Information Act, 5 U.S.C. Section 552, as amended from time to time), regulatory authority or any listing or trading agreement to disclose any Confidential Information, the Disclosing Party shall notify the Company prior to making such disclosure and shall use its commercially reasonable efforts to give the Company an opportunity (as is reasonable under the circumstances and at the Company’s expense) to comment on such disclosure and, in the Company’s discretion, so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Disclosing Party warrants that it will cooperate fully with the Company in seeking any such protective orders. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party is, nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information or else violate applicable law, regulatory requirement or contractual covenants, or stand liable for contempt or suffer other censure or penalty, the Disclosing Party may disclose such information pursuant to such requirement without liability hereunder. Any Party that is bound by the terms of any other confidentiality or non-disclosure agreement between the Company and such Party that contains terms that are more restrictive than those set forth in this Section 3.3 shall continue to be bound by the terms of such other agreement.
     3.4. Reservation of Common Stock. The Company and its stockholders shall take any and all action necessary to reserve for issuance the number of shares of Common Stock into which all of the Preferred Shares then outstanding or, in the case of the Series B Preferred Stock, to be sold or issued pursuant to the Purchase Agreement, are convertible, and shall take such further action from time to time thereafter to increase the number of shares of Common Stock reserved for issuance as required by any increase in the number of shares of Common Stock into which the Preferred Shares may then be converted.
     3.5. Proprietary Information and Inventions Agreement. The Company and its Subsidiaries shall require (i) all of their officers and employees to execute and deliver a proprietary information and inventions assignment and (ii) all of their directors and consultants to execute and deliver a confidential information agreement, each in a form reasonably acceptable to the Company and the Investors.
     3.6. Board of Directors. The number of directors constituting the entire Board shall be seven (7), subject to increase or decrease in accordance with the terms of the Certificate and the Stockholders Agreement.
          (a) Neither the Company nor any of its Subsidiaries shall without the approval of the Compensation Committee of the Board (the “Compensation Committee”), (i) hire any family member of a Company employee; or (ii) authorize or enter into any material transactions with any of its directors or management employees, as the case may be, or such director’s or employee’s immediate family.
     3.7. Real Property Holding Corporation. The Company covenants that it will operate in a manner such that it will not become a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     3.8. Termination of Covenants. Except for the covenants set forth in Sections 3.4, 3.8 and 3.11, all covenants of the Company and its Subsidiaries contained in Section 3 of this Agreement shall expire and terminate as to the Investors upon the effective date of the registration statement pertaining to the first Qualified Public Offering.
     3.9. Restrictive Agreements. Neither the Company nor any of its Subsidiaries will, without the approval of a majority of the directors serving on the Board enter into or become obligated under any agreement or contract (excluding sales agreements executed in the ordinary course of business) including, without limitation, any loan agreement, promissory note (or other evidence of indebtedness), mortgage, security agreement or lease, which by its terms prevents or restricts the Company or its Subsidiaries from performing its obligations under this Agreement.
     3.10. Option Vesting. All stock options and other equity awards issued after the date hereof to employees, directors, consultants and other service providers will be subject to vesting as determined by the Compensation Committee; provided, except as may be determined otherwise by the Compensation Committee, that all stock options and other equity awards shall vest over a period of at least four (4)

years. If options are exercised prior to vesting due to reverse vesting agreements with certain employees, the terms of any repurchase option upon termination of employment or service of the shareholder will also be determined by the Compensation Committee.
     3.11. Directors’ Liability and Indemnification; D&O Insurance.
          (a) The Company’s Certificate shall provide for elimination of the liability of directors to the maximum extent permitted by Delaware law and the Company’s Certificate and Bylaws shall provide for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification contracts substantially in the form attached as Exhibit C hereto with each of its directors to indemnify such directors to the maximum extent permissible under Delaware law.
          (b) The Company has in effect and shall maintain a Directors’ and Officers’ insurance policy on the Directors and Officers of the Company in an aggregate amount of at least Five Million Dollars ($5,000,000). The Company will provide a copy of the insurance certificate regarding the insurance described in this Section 3.12(b) to any Investor upon its request.
     3.12. Key Person Life Insurance. The Company has in effect and shall maintain key man insurance in the amount of $2,000,000 each on the lives of Jane Hollingsworth and Terri Sebree, with the proceeds of such insurance policies payable to the Company.
     3.13. Indemnification.
          (a) The Company and its Subsidiaries, jointly and severally, hereby agree to hold harmless and indemnify the Investors, Existing Holders and their respective direct and indirect subsidiaries, Affiliates and corporations, and each of their partners, officers, directors, employees, stockholders, agents, and representatives (collectively, referred to as the “Indemnitees”) against any and all expenses (including attorneys’ fees), damages, judgments, fines, amounts paid in settlements, or any other amounts that an Indemnitee incurs as a result of any claim or claims made against it in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to the Indemnitee’s performance of its obligations or the exercise of its rights in accordance with the terms of this Agreement; provided, however, that no Indemnitee shall be entitled to be held harmless or indemnified by the Company for acts, conduct or omissions by any Indemnitee involving gross negligence, intentional misconduct or knowing and culpable violation of the law.
          (b) The Company or its Subsidiaries shall reimburse, promptly following request therefor, all reasonable expenses incurred by an Indemnitee in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, the Indemnitees’ actions in connection with any transaction undertaken in connection with this Agreement, but only to the extent permitted under Section 3.13(a) above.
          (c) The Company’s and its Subsidiaries’ indemnity obligations set forth above are subject to the Indemnitees providing prompt written notice of a claim. The Company and its Subsidiaries shall control the defense of any such action and, at its discretion, may enter into a stipulation of discontinuance or settlement thereof; provided that the Company and its Subsidiaries may not discontinue any action or settle any claim in a manner that does not unconditionally release the Indemnitee or requires an admission by an Indemnitee or payment by an Indemnitee without such Indemnitee’s prior written approval. The Indemnitees shall, at the Company’s and its Subsidiaries’ expense and reasonable request, cooperate with the Company and its Subsidiaries in any such defense and shall make available to the Company and its Subsidiaries at the Company’s and its Subsidiaries’ expense all those persons, documents (excluding attorney/client or attorney work product materials) reasonably required by the Company and its Subsidiaries in the defense of any such action. The Indemnitees may, at their expense, assist in such defense.
4. Preemptive Rights on Issuances of New Securities by the Company.
     4.1. Subsequent Offerings. Each holder of Preferred Stock (each a “Preemptive Investor” and collectively, the “Preemptive Investors”) shall have the right to purchase Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7 hereof, pursuant to the terms of this Section 4.
     4.2. Notice of Issue. If the Company proposes to issue any Equity Securities, then the Company shall give the Preemptive Investors written notice of its intentions, which notice shall describe the Equity Securities, the amount of Equity Securities the Company proposes to issue, and the price, terms and conditions upon which the Company proposes to issue such Equity Securities and shall offer such Equity Securities to the Preemptive Investors pursuant to the terms of this Section 4 (the “Initial Notice”).
     4.3. Exercise of Preemptive Rights. The Preemptive Investors shall have thirty (30) days from their receipt of such Initial Notice to agree to purchase in the aggregate all, or any portion thereof, of the Equity Securities being offered. Each Preemptive Investor shall have the right to purchase such Preemptive Investor’s pro rata share, based on the ratio of (i) the number shares of Equity Securities held by such Preemptive Investor, to (ii) the total number of shares of Equity Securities held by all of the Preemptive Investors (the “Preemptive Pro Rata Share”). If a Preemptive Investor (the “Electing Investor”) elects to purchase its full Preemptive Pro Rata Share, then such Electing Investor shall have a right of over-allotment such that if any other Preemptive Investor (the “Non-electing Investor”) fails to purchase its Preemptive Pro Rata Share, such Electing Investor may purchase, on a pro rata basis with other Electing Investors, the Non-electing Investor’s Preemptive Pro Rata Share (the “Preemptive Over-Allotment”). Each Preemptive Investor shall indicate its agreement to purchase such Investor’s Preemptive Pro-Rata Share or such Preemptive Investor’s Preemptive Over-Allotment, if any, by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. If requested by the Company, such notice shall be accompanied by a representation letter certifying that such Preemptive Investor is a Qualified Investor.
     4.4. Issuance of Equity Securities to Other Persons. If the Preemptive Investors do not elect to purchase all of the Equity Securities offered, then the Company shall have ninety (90) days thereafter to sell the Equity Securities with respect to which the Preemptive Investors’ rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Initial Notice; provided that in no event shall the price be less than 100% of the price proposed in the Initial Notice. If the Company has not sold such Equity Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided in this Section 4.
     4.5. Termination and Waiver of Preemptive Rights. The preemptive rights established by this Section 4 shall not apply to, and with respect to issuances by the Company shall terminate upon, the consummation of a Qualified Public Offering. The preemptive rights established by this Section 4 may be amended, or any provision waived, with the written consent of the Majority Holders or as permitted by Section 5.3.

     4.6. Transfer of Preemptive Rights. The preemptive rights of each Preemptive Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.10.
     4.7. Excluded Securities. The rights of first offer established by this Section 4 shall have no application to any of the following Equity Securities:
          (a) Common Stock Issuable upon conversion of any of the Preferred Stock, or as a dividend or distribution on the Preferred Stock;
          (b) securities Issued upon the conversion of any debenture, warrant, option, or other convertible security outstanding as of the date hereof;
          (c) Common Stock Issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock;
          (d) Common Stock (or options to purchase such shares of Common Stock) Issued or Issuable to employees or directors of, or consultants to, the Company not to exceed 8,800,000 shares of Common Stock, or options to acquire Common Stock, pursuant to an equity incentive plan approved by the Board;
          (e) shares of Common Stock or Common Stock Equivalents (as defined in the Certificate) Issued or Issuable to commercial financing sources and equipment lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;
          (f) shares of Series B Preferred Stock issued pursuant to the Purchase Agreement;
          (g) shares of Common Stock or Common Stock Equivalents (as defined in the Certificate) Issued or Issuable in connection with strategic transactions involving the Corporation and which have been approved by the Board, provided the primary purpose of such Issuance is not to raise capital and such Issuances in the aggregate do not exceed 10% of the outstanding Common Stock as of the date hereof (after giving effect to the issuance of the Series B Preferred Stock pursuant to the Purchase Agreement on a fully diluted basis, and
          (h) Issuances of equity securities in connection with a Qualified Public Offering.
5. Miscellaneous.
     5.1. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, successors or assigns by reason of the failure of a party to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or such party’s heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
     5.2. Governing Law. This Agreement and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles of any jurisdiction. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware and the parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agrees not to claim or plead the same. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.
     5.3. Amendment and Waiver. This Agreement may not be altered, amended or modified at any time, unless such alteration, amendment or modification is first approved by (x) the holders of at least 66 ⅔% of the then outstanding Registrable Securities and (y) the Company; provided, however, that if any amendment would materially and adversely impair the rights or increase the obligations of a Holder (each, an “Adversely Affected Holder”), such amendment shall not be effective as to any Adversely Affected Holder unless consented to by those Adversely Affected Holders holding Equity Securities which constitute a majority of the Registrable Securities held by all Adversely Affected Holders. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party. No waiver of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.
     5.4. Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby.
     5.5. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     5.6. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party hereto, upon any breach, default or noncompliance of any party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to the parties hereto, shall be cumulative and not alternative.
     5.7. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities permitted under this Agreement specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.
     5.8. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (e) when sent by electronic mail, upon confirmation of receipt by the recipient via electronic mail. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibits A-B hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.
     5.9. Right to Conduct Activities. The Company and each Investor hereby acknowledge that some or all of the Investors are professional investment funds or holding companies and, as such, hold investments in numerous portfolio companies, some of which may be competitive with the Company’s business. No Investor shall be liable to the Company or to other Investors for any claim arising out of, or based upon, (a) the holding of securities by the Investor in any entity competitive with the Company, or (b) actions taken by any partner, officer or other representative of any Investor to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company, so long as no confidential information of the Company is used or disclosed by such Investor in connection with any such competitive activities.
     5.10. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     5.11. Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s) which shall be binding on the party delivering same, to be followed by delivery of originally executed signature pages.
     5.12. Termination. Except as otherwise set forth herein, all agreements and covenants contained herein shall terminate automatically and without further action by any Party hereto upon the first date on which none of the Investors and Existing Holders (and their transferees or assignees to whom registration rights hereunder are transferable pursuant to Section 2.10) continue to hold any Registrable Securities.
     5.13. Entire Agreement. This Agreement and each of the Exhibits hereto, the Purchase Agreement and each of the Exhibits and Schedules thereto, and the Stockholders Agreement and each of the Exhibits thereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and thereof and no party hereto shall be liable or bound to any other party hereto in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
[SIGNATURES ON FOLLOWING PAGES]

          IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY: NUPATHE INC.
By:	/s/ Jane H. Hollingsworth
	Name:	Jane H. Hollingsworth
	Title:	Chief Executive Officer

- Amended and Restated Investor Rights Agreement Signature Pages -

SR ONE, LIMITED
By:	/s/ Philip L. Smith
	Name:	Philip L. Smith
	Title:	General Partner

- Amended and Restated Investor Rights Agreement Signature Pages -

QUAKER BIOVENTURES II, L.P.
By:	QUAKER BIOVENTURES CAPITAL II, L.P.,
its general partner

By:	QUAKER BIOVENTURES CAPITAL II, LLC,
its general partner

By:	/s/ Richard S. Kollender
	Name:	Richard S. Kollender
	Title:	Vice President

- Amended and Restated Investor Rights Agreement Signature Pages -

BIOADVANCE VENTURES, L.P.
By:	BioAdvance GP I, L.P.
its general partner

By:	Quaker BioAdvance Management, L.P.
its general partner

By:	Quaker BioVentures Management, LLC,
its general partner

By:	/s/ Richard S. Kollender
	Name:	Richard S. Kollender
	Title:	Vice President

- Amended and Restated Investor Rights Agreement Signature Pages -

BIRCHMERE VENTURES III L.P.
By:	BV3 Management LP, general partner

By:	BV3 LLC, general partner

By:	BV3GP Investors, LLC, Managing Member

By:	Bay City Capital LLC, Manager

By:	/s/ Jeanne Cunicelli
Jeanne Cunicelli
Authorized Signatory

BIRCHMERE VENTURES III TSIB L.P.
By:	BV3 Management LP, general partner

By:	BV3 LLC, general partner

By:	BV3GP Investors, LLC, Managing Member

By:	Bay City Capital LLC, Manager

By:	/s/ Jeanne Cunicelli
Jeanne Cunicelli
Authorized Signatory

- Amended and Restated Investor Rights Agreement Signature Pages -

SAFEGUARD DELAWARE, INC.
By:	/s/ Stephen T. Zarrilli
	Name:	Stephen T. Zarrilli
	Title:	Vice President and Treasurer

- Amended and Restated Investor Rights Agreement Signature Pages -

BATTELLE VENTURES, LP
By:	BVP GP, LLC, its General Partner

By:	/s/ Rakefet Rasdin
	Name:	Rakefet Rasdin
	Title:	General Partner

INNOVATION VALLEY PARTNERS, LP
By:	IVP GP, LLC, its General Partner

By:	/s/ Rakefet Rasdin
	Name:	Rakefet Rasdin
	Title:	General Partner

- Amended and Restated Investor Rights Agreement Signature Pages -

BIOTECHNOLOGY GREENHOUSE CORPORATION OF SOUTHEASTERN PENNSYLVANIA D/B/A BIOADVANCE
By:
Name:
Title:

- Amended and Restated Investor Rights Agreement Signature Pages -

By:	/s/ Jane H. Hollingsworth
Jane H. Hollingsworth

By:	/s/ John Climax
John Climax, Ph.D.

By:	/s/ Ronan Lambe
Ronan Lambe, Ph.D.

By:	/s/ Mark W. Pierce
Mark W. Pierce, M.D., Ph.D.

By:	/s/ Suzanne M. Hanlon
Suzanne M. Hanlon

By:	/s/ Ezra Felker
Ezra Felker

- Amended and Restated Investor Rights Agreement Signature Pages -

EXHIBIT A
Existing Holders

	Shares of Series A	Shares of Common
Existing Holders	Preferred Stock	Stock
Safeguard Delaware, Inc.	5,376,344	—
Birchmere Ventures III, L.P.	2,293,907	—
Birchmere Ventures III TSIB, L.P.	1,290,323	—
BioAdvance Ventures, L.P.	1,792,115	—
Battelle Ventures, LP	2,274,194	—
Innovation Valley Partners, LP	413,978	—
Biotechnology Greenhouse Corporation of Southeastern Pennsylvania D/B/A BioAdvance	988,261	—
Ben Franklin Technology Partners of Southeastern Pennsylvania	374,268	—
John Climax, Ph.D.	987,724	—
Ronan Lambe, Ph.D.	987,724	—
Jane H. Hollingsworth	143,668	1,628,000
Ezra Felker	—	60,000
Suzanne M. Hanlon	—	140,000

EXHIBIT B
Investors
Name and Address
SR One, Limited
161 Washington Street, Suite 500
Conshohocken, PA 19428
Attention:       General Partner
Telephone:      (610) 567 1000
Facsimile:       (610) 567 1039
with a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention:      Christopher S. Miller, Esquire
Telephone:     (610) 640-7837
Facsimile:      (267) 200-0854
Email:            millerc@pepperlaw.com
Quaker BioVentures II, L.P.
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2868
Attention:      Vice President
Telephone:     (215) 988-6800
Facsimile:      (215) 988-6801
with a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention:      Christopher S. Miller, Esquire
Telephone:     (610) 640-7837
Facsimile:      (267) 200-0854
Email:            millerc@pepperlaw.com
Safeguard Delaware, Inc.
1 1105 N. Market St.
Suite 1300
Wilmington, DE 19801

Attention: Stephen T. Zarrilli
with a copy to:
Safeguard Delaware, Inc.
435 Devon Park Drive
Building 800
Wayne, PA 19087
Attention: Steven J. Feder
Senior Vice President and General Counsel
Fax: 610-293-0601
Birchmere Ventures III, L.P.
One North Shore Center
Suite 201, 12 Federal Street
Pittsburgh, PA 15212
Attention:
Facsimile: (412) 322-3226
Birchmere Ventures III TSIB, L.P.
One North Shore Center
Suite 201, 12 Federal Street
Pittsburgh, PA 15212
Attention:
Facsimile: (412) 322-3226
BioAdvance Ventures, L.P.
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2868
Attention:
Telephone: (215) 988-6800
Facsimile: (215) 988-6801
with a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention:      Christopher S. Miller, Esquire
Telephone:      (610) 640-7837
Facsimile:      (267) 200-0854
Email:            millerc@pepperlaw.com
Battelle Ventures, LP
103 Carnegie Center, Suite 100
Princeton, NJ 08540
Attention: Tracy Warren, General Partner

Facsimile No: (609) 921-8703
Innovation Valley Partners, LP
103 Carnegie Center, Suite 100
Princeton, NJ 08540
Attention: Tracy Warren, General Partner
Facsimile No: (609) 921-8703
Biotechnology Greenhouse Corporation of
Southeastern Pennsylvania D/B/A
BioAdvance
John Climax, Ph.D.
[Address]
Ronan Lambe, Ph.D.
[Address]
Jane H. Hollingsworth
[Address]
Ezra Felker
[Address]
Mark W. Pierce, M.D., Ph.D.
[Address]
Suzanne M. Hanlon
[Address]

EXHIBIT C
Form of Indemnification Agreement

FORM OF
DIRECTOR INDEMNIFICATION AGREEMENT
NUPATHE INC.
     THIS DIRECTOR INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of [        ], by and among NuPathe Inc., a Delaware corporation (the “Company”), and the Director of the Company who is a signatory hereto (the “Indemnitee”).
RECITALS:
     A. The Indemnitee has been elected to serve as a Director of the Company and the Company wishes such Indemnitee to serve in such capacity.
     B. Section 145 of the General Corporation Law of the State of Delaware, under which law the Company is organized, empowers corporations to indemnify a person serving as a director, officer, employee or agent of the corporation and a person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and said Section 145 and the Bylaws of the Company (the “Bylaws”) specify that the indemnification set forth in said Section 145 and in the Bylaws, respectively, shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     C. The Board of Directors has determined that contractual indemnification as set forth herein is not only reasonable and prudent but necessary to promote the best interests of the Company and its stockholders.
     D. The Company desires and has requested the Indemnitee to serve or continue to serve as a Director of the Company free from undue concern for claims for damages arising out of or related to such services to the Company.
     E. The Indemnitee is willing to serve, or to continue to serve, the Company, only on the condition that the Company furnish the indemnity provided for herein.
     NOW, THEREFORE, in consideration of the Indemnitee’s continued service as a Director of the Company, the parties hereto agree as follows:
1. Agreement to Serve. The Indemnitee shall serve and/or continue to serve as a director of the Company, at the will of the Company at the election of its stockholders, in the capacity such Indemnitee currently serves, so long as such Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or until such time as such Indemnitee tenders a resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment, if any, by such Indemnitee in any capacity.

2. Indemnity.
     (a) The Company will indemnify the Indemnitee, the Indemnitee’s executors, administrators or assigns, for any Expenses (as defined below), which such Indemnitee is or becomes legally obligated to pay in connection with any Proceeding (as defined below); provided, that in each such case such Indemnitee has acted in good faith and in a manner, which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that the conduct at issue was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct at issue was unlawful.
     (b) As used in this Agreement the term “Proceeding” shall include any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of the Company or by a third party or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Company, by reason of any actual or alleged error or misstatement or misleading statement or omission made or suffered by such Indemnitee, by reason of any action taken by or any inaction on the part of the Indemnitee while acting as such director or officer, or by reason of the fact that such Indemnitee was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     (c) For purposes of this Agreement the term “subsidiary” means any corporation of which more than 50% of the outstanding voting securities are owned directly or indirectly by the Company, by the Company and one or more other subsidiaries or by one or more other subsidiaries.
     (d) As used in this Agreement, the term “other enterprise” shall include (without limitation) employee benefit plans and administrative committees thereof, and the term “fines” shall include (without limitation) any excise tax assessed with respect to any employee benefit plan.
     (e) References to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, and if the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, such Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to above.
3. Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

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4. Subrogation. In the event that the Company pays any Expenses under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
5. Exclusions. Notwithstanding the foregoing, the Company shall not be liable under this Agreement to pay any Expenses in connection with any Proceeding:
     (a) to the extent that payment of such Expenses is actually made to the Indemnitee under a valid, enforceable and collectible insurance policy;
     (b) to the extent that the Indemnitee is indemnified and actually paid other than pursuant to this Agreement;
     (c) in connection with a judicial action by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as such court shall deem proper;
     (d) if it is proved by final judgment in a court of law or other final adjudication that the Indemnitee had in fact gained any personal profit or advantage to which the Indemnitee was not legally entitled;
     (e) for a disgorgement of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;
     (f) if it is proved by final judgement in a court of law or other final adjudication that the Indemnitee breached the duty of loyalty owed to the Company or its stockholders, acted in bad faith, failed to act where such failure to act was in bad faith, or engaged in intentional misconduct or knowing violation of the law; or
     (g) for any Expenses which the Company is prohibited by applicable law from paying as indemnity.
6. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including dismissal without prejudice, such Indemnitee shall be indemnified against any and all Expenses actually and reasonably incurred in connection therewith.
7. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify such Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.

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8. Advance of Expenses. Expenses incurred by the Indemnitee in connection with any Proceeding shall be paid by the Company in advance of the final disposition thereof upon request of such Indemnitee that the Company pay such Expenses. The Indemnitee hereby undertakes to repay to the Company the amount of any Expenses theretofore paid by the Company to the extent that it is ultimately determined that such Expenses were not reasonable or that such Indemnitee is not entitled to indemnification therefor. The advances to be made hereunder shall be paid by the Company to or on behalf of the Indemnitee within 30 days following delivery of a written request therefor by such Indemnitee to the Company.
9. Approval of Payment of Expenses. No payment of Expenses for which indemnity shall be sought under this Agreement, other than those in respect of judgments and verdicts actually rendered, shall be incurred without the prior consent of the Company, which consent shall not be unreasonably withheld.
10. Notice of Claim. The Indemnitee, as a condition precedent to any indemnification under this Agreement, shall give to the Company notice in writing as soon as reasonably practicable of any Proceeding for which indemnity will or could be sought under this Agreement. Notice to the Company shall be given at its principal office and shall be directed to the Secretary of the Company (or such other address as the Company shall designate in writing to the Indemnitee); notice shall be deemed given on the earlier of the date of receipt or the seventh day after it is sent by properly addressed, prepaid registered or certified mail, return receipt requested. In addition, the Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within such Indemnitee’s power.
11. Changes in Law/Amendments. The entitlement to payment hereunder of the Indemnitee shall not be affected or diminished by any amendment, termination or repeal of the General Corporation Law of the State of Delaware or the Bylaws of the Company with respect to any Proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of any such amendment, termination or repeal.
12. Enforcement. In the event that the Company shall fail or refuse to make payment of any amounts due the Indemnitee under Section 2 hereof within the time periods provided in Section 8, the parties shall then engage in arbitration in the city of Philadelphia, Pennsylvania in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company and one by Indemnitee, and the third of whom shall be selected by the other two arbitrators. Each arbitrator selected as provided herein is required to be serving or to have served as a director or an executive officer of a corporation whose shares of common stock, during at least one year of such service, were quoted in the Nasdaq National Market System or listed on the New York Stock Exchange. It is expressly understood and agreed by the parties that a party may compel arbitration pursuant to this Section 12 through an action for specific performance and any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If the Indemnitee prevails on at least one material issue which is the subject of such arbitration, the Company shall be responsible for all of the fees

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of the American Arbitration Association and the arbitrators and any expense relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall equally share the fees of the American Arbitration Association.
13. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.
14. Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee’s right to indemnification under any provision of the Certificate of Incorporation, as may be amended or restated from time to time or the Bylaws of the Company and amendments thereto or under law.
15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
16. Saving Clause. Wherever there is conflict between any provision of this Agreement and any applicable present or future statute, law or regulation contrary to which the Company and the Indemnitee have no legal right to contract, the latter shall prevail, but in such event the affected provisions of this Agreement shall be curtailed and restricted only to the extent necessary to bring them within applicable legal requirements.
17. Coverage. The provisions of this Agreement shall apply with respect to the Indemnitee’s service as a Director of the Company prior to the date of this Agreement (if any) and with respect to all periods of such service after the date of this Agreement, even though such Indemnitee may have ceased to be a Director of the Company and shall inure to the benefit of the heirs, executors and administrators of such Indemnitee.
18. Survival of Agreement. For purposes of this Agreement, any reference to the “Company” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
[Signature Page to Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Director Indemnification Agreement to be duly executed and signed as of the day and year first above written.

NUPATHE INC.

By:
Name:
Title:

INDEMNITEE:

AMENDMENT NO. 1 TO AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
     This AMENDMENT NO. 1 TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Amendment No. 1”) is made effective as of July 20, 2010, and shall be binding upon NuPathe Inc. (the “Company”), the Existing Holders and the Investors. Capitalized terms used herein and not defined shall have the meaning set forth in the Amended and Restated Investor Rights Agreement, dated as of July 8, 2008, as may be amended or restated from time to time (the “Investor Rights Agreement”), between the Company, the Existing Holders and the Investors.
     WHEREAS, the Company, the Existing Holders and the Investors previously entered into the Investor Rights Agreement;
     WHEREAS, the Company desires to amend the Investor Rights Agreement as set forth below;
     WHEREAS, pursuant to Section 5.3 of the Investor Rights Agreement, (i) any amendment thereof must be approved by the holders of at least 66 2/3% of the then outstanding Registrable Securities and (ii) any amendment thereto that would materially and adversely impair the rights or increase the obligations of a Holder must be approved by those Adversely Affected Holders holding Equity Securities which constitute a majority of the Registrable Securities held by all Adversely Affected Holders (the holders described in (i) and (ii) collectively referred to herein as the “Requisite Holders”);
     WHEREAS, on July 19, 2010, the Requisite Holders approved the amendment to the Investor Rights Agreement set forth below; and
     WHEREAS, in furtherance of the above, the Company desires to formally amend the terms of the Investor Rights Agreement as set forth below:
1. Section 4.7(d) of the Investor Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “(d) Common Stock (or options to purchase such shares of Common Stock) Issued or Issuable to employees or directors of, or consultants to, the Company not to exceed Two Million Five Hundred (2,500,000) shares of Common Stock, pursuant to an equity incentive plan approved by the Board;”
2. The definition of “Qualified Public Offering” in Section 1 is deleted in its entirety and replaced with the following definition:
     ““Qualified Public Offering” means either (i) means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement (other than on Form S-4 or S-8 or any successor forms thereto) filed pursuant to the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which the Company, together with any other participants in the offering, actually receives gross proceeds equal to or greater than $40,000,000 (calculated before deducting underwriters’ discounts and commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters’ discounts and commissions) is not less than three (3) times the original purchase price per share of the Series B Preferred Stock of $0.93 per share (as appropriately adjusted to reflect the occurrence of any Extraordinary Common Stock Event (as defined in the Certificate); or (ii) the 2010 IPO.”
3. The following shall be inserted as the first defined term in Section 1.1:
     ““2010 IPO” means an initial public offering closing on or before December 31, 2010 pursuant to the Registration Statement on Form S-1 (File No. 333-166825), as amended from time to time, in which the Company actually receives gross proceeds equal to or greater than $50,000,000, calculated before deducting underwriters’ discounts and commissions and other offering expenses, and in which the initial public offering price per share of Common Stock to the public is not less than $11.00 per share of Common Stock after giving effect to a one-for-8.0149 reverse stock split (as appropriately adjusted to reflect the occurrence of any Extraordinary Common Stock Event (as defined in the Certificate)).”
4. All other terms of the Investor Rights Agreement shall remain in full force and effect; provided that to the extent any term in the Investor Rights Agreement would be inconsistent with the actions taken hereunder, such term shall be deemed to be modified so as to be consistent with such modification of terms set forth above.
5. This Amendment No. 1 shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles of any jurisdiction.
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2

     IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 as of the date first set forth above.

NUPATHE INC.

By:	/s/ Jane H. Hollingsworth

Name:	Jane H. Hollingsworth

Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Investor Rights Agreement]